OSTEOTECH, INC. AND SUBSIDIARIES
               COMPUTATION OF PRIMARY NET INCOME (LOSS) PER SHARE




Year ended December 31,                                                1996               1995                   1994
---------------------------------------------------------------- -----------------  ----------------- ---- -----------------  ---

Net income (loss)                                                       $(324,000)         $4,582,000             $1,747,000
                                                                 =================  ================= ==== =================  ===

Shares used in computing net income (loss) per share:

   Weighted average Common shares outstanding                            7,736,086          7,120,269              7,062,378

   Weighted average Common shares issuable
   upon the exercise of outstanding stock
   options and warrants (a)                                                184,148          2,095,697                894,070

   Application of assumed proceeds towards
   repurchase of outstanding Common shares
   using the Treasury Stock method (b)                                                    (1,124,585)               (66,557)
                                                                 -----------------  ----------------- ---- -----------------  ---

          Shares used in computation                                     7,920,234          8,091,381              7,889,891
                                                                 =================  ================= ==== =================  ===


Primary net income (loss) per share                                        $ (.04)             $  .57                $  .22
================================================================ ================= ================== === ================= ===




          a. Includes all nominal warrants and only those other shares where the average market price exceeds the exercise price for the last three months of the year. b. Computed using assumed proceeds of $6,665,000 and $270,000 and, with respect to the repurchase of outstanding common shares, an average market value of $5.93 and $4.06 in 1995 and 1994, respectively.















                                       E-64



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